Exhibit 99.1

PROPHASE LABS, INC. ANNOUNCES RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS ARISING FROM $1.2 MILLION UNDERSTATEMENT OF STATE TAXES

DOYLESTOWN, PA — (Globe Newswire – August 14, 2018) — ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com), a vertically integrated and diversified branding, marketing and technology company with deep experience in over-the-counter dietary supplements and remedies (“ProPhase” or “Company”), announced today that the Company’s management, after consultation and discussions with EisnerAmper LLP, the Company’s independent registered public accounting firm, and the Audit Committee of the Board of Directors, has determined to restate the Company’s previously issued audited consolidated financial statements for the fiscal year ended December 31, 2017 and unaudited consolidated financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and March 31, 2018 to correct certain accounting errors related to the Company’s recognition of income tax benefit. In light of these errors, the Company’s previously filed financial statements and other financial information for these periods should no longer be relied upon.

The Company has determined that it miscalculated its income tax benefit by incorrectly utilizing certain net operating losses without taking into account the statutory limitation imposed by the State of Pennsylvania, which resulted in an overstatement of net income as discussed below. The Company also incorrectly allocated the amount of income tax benefit to continuing operations, which resulted in an overstatement of income from continuing operations, and an understatement of the gain on sale of discontinued operations, presented net of taxes, which had no impact on net income.

Based on its review, the Company has determined that its income tax expense was understated and its net income was overstated by approximately $1.2 million for the fiscal year ended December 31, 2017. Based on its review to date, management anticipates that the restatements will result in a decrease of approximately $16.5 million to income tax benefit from continuing operations and an increase of approximately $15.4 million to gain on sale of discontinued operations, net of taxes. After giving effect to these changes, net income for the fiscal year ended December 31, 2017 is expected to be $40.6 million, or $2.61 per basic share and $2.59 per diluted share of the Company’s common stock, compared with previously reported net income of approximately $41.8 million, or $2.69 per basic share and $2.67 per diluted share of the Company’s common stock.

The Company is still in the process of evaluating the impact of this error on its quarterly financial statements for the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and March 31, 2018.

The Company has determined that the calculation errors described above affect only the periods described in this press release and that the errors have no impact on any prior period results. The Company is not currently aware of any other accounting errors requiring adjustment to any prior period financial statement. However, there can be no assurances that the Company or its independent registered public accounting firm will not find additional accounting errors requiring further adjustment in those or earlier reports.

The Company expects to file an amendment on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to restate the audited consolidated financial statements included in the Form 10-K and amendments on Form 10-Q/A to its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and March 31, 2018 to correct the errors described above. The Company is seeking to file the amendments on Form 10-K/A and Form 10-Q/A as soon as reasonably practicable.

About ProPhase Labs

ProPhase is a vertically integrated manufacturer, marketer and distributor of a diversified range of over-the-counter (“OTC”) dietary supplements. We are engaged in the research and development of additional OTC dietary supplements, including Legendz XL, which are marketed under our TK Supplements brand. The Company is also developing ProPhase Digital Media as a service that leverages and applies technology to the direct-to-consumer marketing of consumer products. With our enhanced liquidity following the sale of our Cold-EEZE brand, we are also actively exploring additional opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including statements related to the restatements described above. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties relating to our ability to timely complete the restatements, risks that other errors or internal control deficiencies or weaknesses will be identified during our preparation of the restatements and/or risks that additional adjustments will be required. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111